Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz Senior Executive Vice President & Chief Consumer Banking Officer 973-305-4005

Valley National Bancorp Announces the Retirement of
Rudy E. Schupp, President of Valley National Bancorp

WAYNE, N.J. –Thursday, November 2, 2017 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank (“Bank”) announces the retirement of Rudy E. Schupp as President, Valley National Bancorp and Chief Banking Officer, effective January 15, 2018.  Mr. Schupp joined Valley in 2014 following the acquisition of 1st United Bank where he served as President and CEO.  Mr. Schupp previously served as Chairman and CEO of Republic Security Bank for over 16 years.

“I worked with Rudy Schupp for the last three years. I came to appreciate the depth of his business and lending knowledge, as well as his hard work and vision,” commented Ira Robbins, who on January 1, 2018 is to succeed Gerald Lipkin as CEO.  “Rudy was instrumental in helping Valley to develop and grow our franchise in Florida both organically and through the CNL and USAmeriBank acquisitions.  Rudy’s professionalism and counsel during his tenure at Valley have been instrumental in shaping the Bank’s strategy. I want to sincerely thank him for his contributions and partnership.”

About Valley
Valley National Bancorp (“Valley”) is a regional bank holding company headquartered in Wayne, New Jersey with approximately $23 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 200 branch locations throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn and Queens, Long Island, and Florida. Valley has recently received regulatory approval to acquire USAmeriBancorp, a $4.5 billion bank headquartered in Tampa Bay Florida with 15 branch locations in Alabama.  The closing remains subject to various closing conditions, including among others shareholder approval.  Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.

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1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com